Exhibit 99.1

SBT Bancorp Announces 17% Increase in Quarterly Dividend

SIMSBURY, Conn.--(BUSINESS WIRE)--November 21, 2012--The Board of Directors of SBT Bancorp, Inc., (OTCBB: SBTB, CUSIP 78391C106), the holding company of Simsbury Bank, declared on November 20, 2012 a quarterly common stock cash dividend of $0.14 per share, an increase of $0.02 or 17%, The dividend will be payable on December 17, 2012 to shareholders of record on December 3, 2012.

Robert J. Bogino, Chairman of the SBT Bancorp and Simsbury Bank boards, said, “The directors of SBT Bancorp are very pleased to reward our shareholders with an increase in our quarterly dividend. Strategies we have implemented over the past several years are producing solid earnings growth. We are confident in the Company’s strong future. Over the coming months and quarters, the focus of SBT Bancorp and Simsbury Bank will be on enhancing shareholder value through building profitable banking relationships, diversifying sources of revenue, and serving our customers’ full range of financial services needs. We thank our shareholders for supporting SBT Bancorp.”

Simsbury Bank is an independent, local bank for consumers and businesses with region-wide strength in mortgage and commercial banking. The Bank serves customers through full-service offices in Avon, Bloomfield, Granby and Simsbury, Connecticut; mortgage loan originators throughout Connecticut and a mortgage loan production office in Canton, Connecticut; commercial bankers covering Central Connecticut; Simsbury Bank Online internet banking at simsburybank.com; free ATM transactions at hundreds of machines throughout the northeastern U.S. via the SUM program; and 24 hour telephone banking. The Bank’s wholly-owned subsidiary, SBT Investment Services, Inc., offers securities and insurance products through LPL Financial and its affiliates, Member FINRA/SIPC. Simsbury Bank is wholly-owned by publicly traded SBT Bancorp, Inc. Its stock is traded over-the-counter under the ticker symbol of OTCBB: SBTB. For more information, visit www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of the Company, its directors or its officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

CONTACT:
The Simsbury Bank & Trust Company
Anthony F. Bisceglio, CFO, 860-408-5493
860-408-4679 (fax)
abisceglio@simsburybank.com